UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 15, 2020

UNIFI, INC.

(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	1-10542 (Commission File Number)	11-2165495 (IRS Employer Identification No.)

7201 West Friendly Avenue Greensboro, North Carolina (Address of principal executive offices)	27410 (Zip Code)

Registrant’s telephone number, including area code:  (336) 294-4410

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10 per share	UFI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b‑2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Edmund M. Ingle as Chief Executive Officer and Election as a Director

On April 15, 2020, the Board of Directors (the “Board”) of Unifi, Inc. (the “Company”) appointed Edmund M. Ingle as Chief Executive Officer of the Company and elected him as a director, both effective as of July 1, 2020 (the “Start Date”).  As an employee of the Company, Mr. Ingle will not serve on any Board committees.  Effective as of the Start Date, the Company has deemed that Mr. Ingle shall be the principal executive officer of the Company for purposes of all documents and certifications to be filed with or submitted to the Securities and Exchange Commission or the New York Stock Exchange and for all other similar or related purposes.

Mr. Ingle, age 55, has served as Chief Executive Officer of the Recycling group of Indorama Ventures (“Indorama”), a world-class chemicals company and a global integrated leader in PET and fibers serving major customers in diversified end-use markets, since May 2019.  From May 2018 to May 2019, he was Chairperson and Chief Executive Officer of Indorama’s Wellman International division.  Prior to that, Mr. Ingle was with the Company for approximately 30 years, during which time he held various key leadership positions, including: VP Global Corporate Sustainability, VP Supply Chain, General Manager of the Company’s Flake and Chip business, VP and General Manager of Repreve® Polymers, General Manager of the Company’s Nylon business, and Director of Global Procurement. He holds a Bachelor of Science in mechanical engineering.  Mr. Ingle currently serves as a director of Wellman France Recyclage (France), Wellman International Ltd. (Ireland), Wellman Neufchateau Recyclage (France) and Wellman Recycling (Netherlands), each a subsidiary of Indorama.  Mr. Ingle’s qualifications to serve on the Board include his experience serving as a director of other corporations and business entities, executive leadership and strategic management skills, and his extensive experience in the textile industry.

On April 16, 2020, in connection with his appointment as Chief Executive Officer of the Company, Mr. Ingle entered into an Employment Agreement with the Company (the “Employment Agreement”), pursuant to which the Company agreed to employ Mr. Ingle as Chief Executive Officer of the Company, to appoint Mr. Ingle to serve as a member of the Board effective on the Start Date, and to nominate Mr. Ingle to serve on the Board at each annual meeting of shareholders thereafter during his employment by the Company subject to approval by the Company’s shareholders.  The Employment Agreement provides that Mr. Ingle will (i) receive an annual base salary of $675,000, which base salary shall be reviewed annually by the Board to determine if such base salary should be increased, (ii) be eligible to receive bonuses and to participate in compensation plans of the Company in accordance with any plan or decision that the Board may determine from time to time, (iii) be paid or reimbursed for business expenses and (iv) be entitled to participate in other employment benefits generally available to other executives of the Company.

The Employment Agreement also provides that Mr. Ingle will receive on the Start Date an award of (i) options to purchase shares of the Company’s common stock having a grant date fair value of $330,000 and (ii) restricted stock units having a grant date fair value of $670,000.  The options will have a 10-year term and, subject to Mr. Ingle’s continued employment through each vesting date, will vest and become fully exercisable as follows: 25% on the first anniversary of the Start Date, 25% on the second anniversary of the Start Date and 50% on the third anniversary of the Start Date.  Subject to Mr. Ingle’s continued employment through each vesting date, the restricted stock units will become vested and settled in shares of the Company’s common stock as follows: 25% 30 days after the first anniversary of the Start Date, 25% on the second anniversary of the Start Date and 50% on the third anniversary of the Start Date.

The Employment Agreement contains provisions regarding the termination of Mr. Ingle’s employment and related severance obligations. If the Company terminates Mr. Ingle’s employment for “Cause” or if Mr. Ingle resigns without “Good Reason” (as each term is defined in the Employment Agreement), the Company will pay Mr. Ingle all accrued and unpaid base salary and any accrued and unpaid benefits through the date of termination, after which the Company will have no further obligation under the Employment Agreement to Mr. Ingle.  If Mr. Ingle’s employment terminates due to his death or “Disability” (as defined in the Employment Agreement), Mr. Ingle or his estate will receive all accrued and unpaid base salary and any accrued and unpaid benefits through the date of termination, after which all rights to benefits will terminate and the Company will have no further obligation under the Employment Agreement to Mr. Ingle.  If Mr. Ingle is terminated for any reason other than death, Disability or Cause, or if Mr. Ingle resigns with Good Reason, Mr. Ingle will be entitled to (i) cash severance payments equal to 12 months of Mr. Ingle’s annual base salary at the time of termination, payable in equal monthly installments, (ii) if such termination or resignation occurs within 12 months of the Start Date, a lump sum cash payment equal to the value of the restricted stock units that would have vested on the first anniversary of the Start Date, calculated on the date of such termination or resignation, and (iii) if Mr. Ingle elects COBRA continuation coverage, reimbursement for the monthly cost of such continuation coverage for Mr. Ingle’s medical and health insurance benefits until the earlier of (a) the date Mr. Ingle ceases to maintain such continuation coverage in effect or (b) 12 months from the termination of Mr. Ingle’s employment.  The foregoing severance benefits are subject to Mr. Ingle entering into and not revoking a release of claims in favor of the Company and its affiliated entities.  The severance benefits payable upon termination for any reason other than death, Disability or Cause, or resignation with Good Reason also are subject to Mr. Ingle abiding by certain restrictive covenants, which are described below.  Also, upon Mr. Ingle’s death or Disability or a “Change of Control” (as defined in the Unifi, Inc. Amended and Restated 2013 Incentive Compensation Plan), all outstanding unvested equity awards issued to Mr. Ingle by the Company shall vest in full.

Mr. Ingle is also subject to certain confidentiality provisions and non-competition and non-solicitation covenants.  Pursuant to the Employment Agreement, Mr. Ingle has agreed to neither compete with the Company or its affiliated entities nor solicit their respective customers, suppliers or employees for the 12 months immediately following termination of employment.  Under the Employment Agreement, Mr. Ingle also has agreed upon termination of his employment with the Company (i) to resign as a member of the Board, if serving on the Board at the time, (ii) to resign from all positions with the Company and its affiliated entities, (iii) not to disparage the Company and its affiliated entities, (iv) to provide litigation support to the Company and its affiliated entities and (v) to return all of the Company’s and its affiliated entities’ property to the Company.

The Employment Agreement also provides that the Company will indemnify and hold harmless Mr. Ingle if Mr. Ingle is made a party to or is otherwise involved in certain legal proceedings as a result of actions related to Mr. Ingle’s service as a director, officer, employee or agent of the Company or in a similar capacity for another enterprise at the Company’s request. Such indemnification includes all expenses (including attorneys’ fees), judgments, fines and other amounts paid in settlement, provided that Mr. Ingle acted in good faith and in a manner Mr. Ingle reasonably believed to be in the best interests of the Company, and with respect to any criminal action, if Mr. Ingle had no reasonable cause to believe such conduct was unlawful.  The Employment Agreement requires the Company to advance the expenses incurred by Mr. Ingle in defending against any such proceeding; however, Mr. Ingle must deliver an undertaking to the Company to repay all amounts advanced if it is ultimately determined that Mr. Ingle is not entitled to be indemnified.  The rights of Mr. Ingle to indemnification under the Employment Agreement are not exclusive and are in addition to the rights under the Company’s Restated Certificate of Incorporation and Amended and Restated By-laws and under applicable law.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by the contents of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

There are no arrangements or understandings between Mr. Ingle and any other persons pursuant to which he was selected as an officer and a director.  Mr. Ingle has no family relationships with any of the Company’s executive officers or directors.  There are no transactions involving the Company and Mr. Ingle that the Company would be required to report pursuant to Item 404(a) of Regulation S-K.

Retirement of Thomas H. Caudle, Jr. as President and Chief Operating Officer and as a Member of the Board

On April 20, 2020, Thomas H. Caudle, Jr., the Company’s President and Chief Operating Officer, informed the Board that he will retire from such position and as a director of the Company on June 27, 2021.  Mr. Caudle’s retirement is not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

A copy of the press release announcing the events described above is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.Financial Statements and Exhibits.

(d)Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description
10.1	Employment Agreement by and between Unifi, Inc. and Edmund M. Ingle, dated as of April 16, 2020.
99.1	Press Release of Unifi, Inc., dated April 21, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIFI, INC.

Dated: April 21, 2020	By:	/s/ ALBERT P. CAREY
Albert P. Carey
Executive Chairman